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                                                                    EXHIBIT 10.2

                                  Viacom Inc.
                           Executive Severance Plan
                                      for
                            Senior Vice Presidents
                         (Effective September 6, 1999)


          Section 1. Establishment and Purpose. The Viacom Inc. Executive
                     -------------------------
Severance Plan for Senior Vice Presidents (the "Plan") is hereby established effective as of the date it is approved by the Board of Directors (the "Board") of Viacom Inc. (the "Company"). The purpose of the Plan is to provide severance benefits to Participants (as defined below) whose employment terminates under certain circumstances. Capitalized terms that are not otherwise defined herein shall have the meanings assigned to such terms in Section 12.

          This document shall serve as both the formal plan document and as the Summary Plan Description for the Plan. Appendix A sets forth certain general information about the Plan.

          Section 2. Eligibility. The Senior Vice Presidents employed by the
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Company on a U.S. payroll and listed on Schedule I shall participate in the Plan
(collectively, the "Participants"). For purposes of the Plan, the Controller and the Deputy General Counsel shall be treated as Senior Vice Presidents.

          Section 3. Term. The Plan shall be effective as of September 6, 1999
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(the "Effective Date") and shall continue in effect for a period of one year following the Effective Time (the "Term"), as defined in the Agreement and Plan of Merger between Viacom Inc. and CBS Corporation, dated as of September 6, 1999 (the "Merger Agreement"); provided, however, that in the event that (i) the transactions contemplated by the Merger Agreement are not consummated, or (ii) the Merger Agreement is terminated or abandoned, each occurring within two years of the Effective Date, the Plan shall be void and of no further force and effect.

     Section 4. Payments. In the event of the Involuntary Termination of a
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Participant during the Term, the Company shall pay the Participant, in one lump sum cash payment within 5 business days following such Involuntary Termination an amount equal to the sum of the following: (i) any compensation earned but unpaid through the Date of Termination (i.e., base salary, automobile allowance,
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accrued but unpaid vacation pay); (ii) bonus compensation pro-rated for the period from January 1st through the Date of Termination (at no less than the target bonus level); (iii) an amount equal to the sum of the base salary and target bonus compensation (pro-rated for partial years) the Participant would earn if he remained employed for three years after the Date of Termination; and
(iv) an amount equal to the automobile allowance the Participant would earn if he remained employed for three years after the Date of Termination, (with no duplication in (iii) and (iv) of the amounts payable pursuant to (i) and (ii)). The amounts described in (ii) and (iii) are herein referred to as the "Severance Payment". The amount described in (iv) is herein referred to as the "Automobile Allowance Payment".

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          If the Participant has a Prior Agreement and such Prior Agreement is in effect on the Date of Termination, base salary shall be determined in accordance with the Prior Agreement, together with increases in base salary determined as follows:

               (i) If the Prior Agreement specifies the rate of increases in base salary, increases shall be payable (a) for the period covered by the Prior Agreement, as specified in the Prior Agreement, and (b) for any period after the expiration of the Prior Agreement, at the rate on such expiration date, together with increases in base salary, as of each anniversary of the Participant's last regular base salary increase, at the same annualized percentage rate of increase as the Participant's last regular base salary increase specified in the Prior Agreement, if any, excluding any prior increase to the extent related to a promotion or other change in responsibilities.

               (ii) If the Prior Agreement does not specify the rate of increases in base salary, increases shall be payable, as of each anniversary of the Participant's last regular salary increase, at the same annualized percentage rate of increase (but not in excess of 8%) as the Participant's last regular base salary increase before the Effective Date, excluding any prior increase to the extent related to a promotion or other change in responsibilities (such rate of increase is herein referred to as the "Annualized Rate of Increase").

         If the Participant had a Prior Agreement and such Prior Agreement has expired on or prior to the Date of Termination, base salary shall be payable at the level in effect on the Date of Termination or, if higher, on the Effective Date, together with increases in base salary determined as follows:

               (x) If the Prior Agreement specified the rate of increases in base salary, increases shall be payable, as of each anniversary of the Participant's last regular salary increase, at the same annualized percentage rate of increase as the Participant's last regular base salary increase specified in the Prior Agreement, excluding any prior increase to the extent related to a promotion or other change in responsibilities.

               (y) If the Prior Agreement did not specify the rate of increases in base salary, increases shall be payable, as of each anniversary of the Participant's last regular salary increase, at the Annualized Rate of Increase but not in excess of 8%.

         If the Participant does not have a Prior Agreement, base salary shall be payable at the level in effect on the Date of Termination or, if higher, on the Effective Date, together with increases, as of each anniversary of the Participant's last regular salary increase, at the Annualized Rate of Increase but not in excess of 8%.

         Bonus compensation shall be determined in accordance with the target bonus percentage specified in the Participant's Prior Agreement (or, if the Participant does not have a Prior Agreement, with the Participant's target bonus percentage on the Date of Termination or, if higher, on the Effective Date) and shall increase in conformity with increases in base salary.

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          The right of a Participant to receive a Severance Payment and an
Automobile Allowance Payment shall be conditioned upon the Participant's execution of a release in favor of the Company (in substantially the form attached hereto as Appendix B) and shall be repaid immediately by the Participant if such release is revoked within the revocation period provided therein, if any. The Severance Payment and the Automobile Allowance Payment shall be in lieu of any other severance payments to which the Participant is entitled under any individual employment agreement, including the Prior Agreement, or other severance plan or arrangement sponsored by the Company and its subsidiaries.

          Section 5. Benefits and Perquisites. In the event of an Involuntary
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Termination of the Participant during the Term, he shall be entitled to the following additional benefits and perquisites:

          (a) For a three year period beginning on the Date of Termination (or, with respect to each plan, until the Participant secures full-time employment which provides him with comparable coverage), each Participant (i) shall continue to participate in the Company's medical, dental and life insurance plans, and, to the extent that any of these continued benefits may not be provided pursuant to any such plan, such benefits shall be provided pursuant to an existing supplementary arrangement or a supplementary arrangement established for purposes of this Plan, and (ii) shall either be provided with car insurance or reimbursed for his car insurance. At the end of the period during which medical and dental benefits are provided pursuant to this Section 5(a), a Participant shall be eligible for the continuation of medical and dental benefits under COBRA.

          (b) On the Date of Termination, each Participant shall be credited with three years' age and service for all purposes under the Company Investment Plan, the Company Excess Investment Plan, the Company Pension Plan, the Company Excess Pension Plan and any and all other retirement plans of the Company, in accordance with the terms of such plans, and, to the extent that any of the additional benefits that would result from such additional credited service may not be provided pursuant to any such plan, such benefits shall be provided pursuant to an existing supplementary arrangement or a supplementary arrangement established for purposes of this Plan. In addition, for purposes of the foregoing, each Participant shall be deemed to have had increases in base salary and bonus compensation determined in accordance with Section 4 for purposes of the "final average pay" definition used in any of the foregoing plans.

          (c) On the Date of Termination, each Participant shall be credited with three years' age and service under the Company's retiree welfare benefit plans. Any increases in the annual amount credited to the retiree medical accounts of active employees of the Company during the three year period following the Date of Termination shall apply to the Participants.

          (d) For a period of one year following the Date of Termination, (or, if earlier, until the Participant secures full-time employment), the Company shall provide each Participant with an office, comparable in both quality and size to the office the Participant had prior to the Date of Termination, at a location of the Participant's choosing in midtown Manhattan or

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elsewhere, subject to the Company's approval, which approval shall not unreasonably be withheld. The Company shall bear the cost of relocating the Participant's office effects to the new office and provide furniture and equipment comparable to that in his present office. During the period in which the Company is providing the Participant with an office, the Company also shall provide the Participant with a secretary, who may be his current secretary or another secretary of his choosing.

          (e) The Company may, in its discretion, provide outplacement benefits to Participants.

          Section 6. Treatment of Outstanding Equity-Based Compensation. All
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equity-based compensation awards granted to a Participant prior to the Effective
Date in the form of stock options or otherwise under any equity-based compensation plan of the Company, including, without limitation, the Company's Long-Term Management Incentive Plans, (together with the individual grant documents, the "Equity Plans"), to the extent not yet vested, shall vest on the Date of Termination and each stock option shall continue to be exercisable in accordance with its terms for a period of three years following the Date of Termination, or through the original expiration date of the equity-based compensation award, if earlier.

          Section 7. Excise Taxes. Notwithstanding anything herein to the
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contrary, if it is determined by the Company, or by the Internal Revenue Service
(the "IRS") pursuant to an IRS audit of the Participant's federal income tax return(s) (a "Participant Audit"), that any payment or benefit provided to a Participant would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the "Excise Tax"), then the Company shall pay (either directly to the IRS as tax withholdings or to the Participant as a reimbursement of any amount of taxes, interest and penalties paid by the Participant to the IRS) both the Excise Tax and an additional cash payment (a "Gross-Up Payment") in an amount that will place the Participant in the same after-tax economic position that the Participant would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated by the Company's regular independent auditors based on the amount of the Excise Tax paid by the Company as determined by the Company or the IRS. If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by the Company, the Company's auditors shall recalculate the amount of the Gross-Up Payment.

          The Participant shall promptly notify the Company of any IRS assertion during a Participant Audit that an Excise Tax is due with respect to any payment or benefit, but such Participant shall be under no obligation to defend against such claim by the IRS unless the Company requests, in writing, that the Participant undertake the defense of such IRS claim on behalf of the Company and at the Company's sole expense. In such event, the Company may elect to control the conduct to a final determination through counsel of it own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and the Participant shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with the Company in each phase of any contest.

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          Section 8. Date and Notice of Termination. Any termination of a
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Participant's employment by the Company or by a Participant during the Term shall be communicated by a notice of termination to the other party (the "Notice of Termination"). The Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Participant's employment with the Company. The date of a Participant's termination of employment (the "Date of Termination") shall be determined as follows: (i) if the Participant's employment is terminated by the Company other than for Cause, or if the basis for a Participant's Involuntary Termination is his resignation for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which shall be no earlier than 10 days after the date such notice is received by the Company or the Participant, unless waived by the Company or the Participant, as the case may be; and (ii) if the Participant's employment is terminated by the Company for Cause, the date specified in the Notice of Termination.

          Section 9. No Mitigation or Offset. Except as specifically provided
                     -----------------------
herein, no Participant shall be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by a Participant as the result of employment by another employer.

          Section 10. Successors; Binding Agreement; Other Covenants.
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          (a) Assumption by Successor. The Company will require any successor
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(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used herein, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform its obligations by operation of law or otherwise.

          (b) Enforceability; Beneficiaries. The Plan shall be binding upon and
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inure to the benefit of each Participant (and each Participant's personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. The Plan shall inure to the benefit of and be enforceable by a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable to (or any equity-based compensation award could still be exercised by) such Participant hereunder if such Participant had continued to live, all such amounts (and equity-based compensation), unless otherwise provided herein, shall be paid to (and such awards may be exercised by) such Participant's

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devisee, legatee or other designee or, if there is no such designee, to such
Participant's estate, in accordance with the terms of the Plan.

          (c) Treatment of Restrictive Covenants in Prior Agreement. Upon an
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Involuntary Termination of a Participant hereunder, the Company shall waive the non-competition covenant contained in the Prior Agreement. Notwithstanding the foregoing, Participants shall remain bound by the non-solicitation, non-disparagement, confidentiality, cooperation with litigation, and other restrictive covenants set forth in the Prior Agreement.

          Section 11. Confidentiality. Each Participant acknowledges that during
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the course of his employment with the Company, he may have acquired confidential information and trade secrets concerning the operations, future plans and methods of doing business of the Company and its subsidiaries ("Proprietary Information") and, in consideration of the payments to be made and the benefits to be provided hereunder, agrees to keep all Proprietary Information confidential (except for such information which is or becomes publicly available other than as a result of a breach of this provision) without limitation in time.

          Section 12. Definitions. For purposes of the Plan, the following
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capitalized terms have the meanings set forth below:

          "Cause" means embezzlement, fraud or other criminal conduct relating to the Company or its businesses; conviction of a felony; willful unauthorized disclosure of Proprietary Information; failure, neglect of or refusal by a Participant to substantially perform duties reasonably assigned to the Participant by the Participant's superior and consistent with the Participant's position, including, without limitation, the duty to facilitate the transactions contemplated by the Merger Agreement; or willful and material failure to abide by the Company's Employee Statement of Business Conduct which failure has a detrimental effect on the Company or its businesses.

          "Date of Termination" has the meaning assigned thereto in Section 8.

          "Effective Date" has the meaning assigned thereto in Section 3.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          "Good Reason" means, the occurrence of any of the following, without the Participant's prior written consent, if the occurrence of such event is related in any way to the transactions contemplated by the Merger Agreement, other than in connection with the termination of the Participant's employment for Cause:

               (i) the assignment to a Participant by the Company of duties substantially inconsistent with his positions, duties, responsibilities, titles or offices in effect immediately prior to the Effective Date or the withdrawal of a material part of the

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     Participant's responsibilities or a change in his reporting relationship or titles, in each case as in effect immediately prior to the Effective Date;

               (ii) a reduction in his salary, bonus or other compensation as in effect at any time following the Effective Date or as provided in the Prior Agreement;

               (iii) failure of the Company to offer to extend or renew a Prior Agreement on terms that are at least as favorable to the Participant as those set forth in the Prior Agreement, and for a term from the date of such extension or renewal that is at least as long as the term of the Prior Agreement, which offer to extend or renew must occur not later than 30 days before the end of the Term;

               (iv) the Company's requiring the Participant to be based anywhere other than the New York City metropolitan area, or if the Participant's principal place of employment is outside of the New York City metropolitan area (such as Washington, D.C. or greater London, U.K.), then the Participant's principal place of business, except for required travel on the Company's business to any extent substantially consistent with business travel obligations of other senior executives of the Company; and

               (v) a material breach by the Company of its material obligations under the Prior Agreement.

The Participant may terminate his employment for "Good Reason" at any time during the Term by written notice to the Company not more than 60 days after the Participant receives written notice (or other formal notification) of an event set forth in (i) through (v). Prior to the Effective Time (as defined in the Merger Agreement), the events set forth in (i) through (v) shall constitute the basis for the Participant's resignation for Good Reason only if the occurrence of such event is related in any way to the transactions contemplated by the Merger Agreement. On and after the Effective Time, the occurrence of an event set forth in (i) through (v) shall be deemed related to the transactions contemplated by the Merger Agreement unless otherwise shown by clear and convincing evidence to the contrary.

          "Involuntary Termination" means, with respect to any Participant (i) a Participant's termination of employment by the Company during the Term, other than for Cause, or (ii) a Participant's resignation of employment with the Company during the Term for Good Reason.

          "Notice of Termination" has the meaning assigned thereto in Section 8.

          "Prior Agreement" means the Participant's employment agreement with the Company or its affiliates in effect on the Date of Termination or, if the Participant's employment agreement has expired on the Date of Termination, the Participant's employment agreement, if any, that was most recently in effect.

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          Section 13. Notice. For the purpose of the Plan, notices and all other
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communications provided for in the Plan shall be in writing and shall be deemed to have been duly given, in the case of the Company, when delivered or sent to Viacom Inc., 1515 Broadway, New York, New York 10036, Attn: Senior Vice President, Human Resources and Administration, or, in the case of a Participant, when delivered to the Participant or sent to the Participant at the address of the Participant in the records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          Section 14. Administration.
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          (a) Plan Year. The initial Plan Year shall be the period beginning on
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the Effective Date and ending on December 31, 1999. Each subsequent Plan Year shall be the period beginning on January 1 and ending on the earlier of December 31 or the second anniversary of the Effective Time.

          (b) Named Fiduciary. The "named fiduciary" of the Plan for purposes of
              ---------------
ERISA is the Company. The Company shall have the authority to appoint and remove other fiduciaries, and to exercise general supervisory authority over them.

          (c) Plan Administrator. The Company's Human Resources Administrator
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shall be the Plan Administrator. The Plan Administrator shall manage the operation and administration of the Plan and shall have responsibility for filing, distributing or otherwise publishing such returns, reports and notices as are required by ERISA. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan to one or more officers or employees of the Company.

          (d) Authority of the Plan Administrator. Except for any determinations
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or interpretations relating to "Cause", "Good Reason" and "Involuntary
Termination", the Plan Administrator shall have full and complete authority to construe and interpret the provisions of the Plan, to determine an individual's entitlement to benefits under the Plan, to investigate and make factual determinations necessary or advisable to administer or implement the Plan, and to adopt such rules and procedures as the Plan Administrator shall deem necessary or advisable for the administration or implementation of the Plan. Subject to the exclusions set forth above and Sections 14(b) and 15, all determinations under the Plan by the Plan Administrator shall be final and binding on all interested persons.

          (e) Unfunded Plan. The Plan shall be unfunded. Benefits payable under
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the Plan shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under the Plan.

          Section 15. Claims Procedure.
                      ----------------

          (a) Initial Claim. A claim must be promptly filed in writing by a
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Participant or his authorized representative (hereinafter called the "claimant")
with the Plan Administrator.

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If a claim is denied in whole or in part, the Plan Administrator shall send a written notice of the denial to the claimant within 30 days of receipt of the claim, unless special circumstances require an extension of time for processing. Such extension shall not exceed an additional thirty days, and notice thereof must be given within the first 30-day period. The notice of denial shall indicate the reasons for the denial, including reference to the provisions of the Plan on which the denial is based, shall describe any additional information or material needed and the reasons why such additional information or material is necessary, and shall explain the claim review procedure.

          (b) Appeal. A claimant whose claim pursuant to Section 15(a) above is
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denied in whole or in part (or whose initial claim is not ruled upon within the foregoing limitations of time) may file, in writing and within thirty days of the receipt of the notice of denial, with the Board, a request for review of the initial decision. The claimant may review pertinent documents and may submit in writing additional comments or material. A review decision shall be made by the Board within thirty days of receipt of a timely request for review unless there are special circumstances which require an extension of time for processing. If an extension is required, notice thereof shall be given within the first 30-day period and the review decision shall be made within 45 days after receipt of the request for review. The review decision shall be in writing and shall include specific references to the provisions of the Plan on which the decision is based. The decision of the Board on such claims shall be final, binding and conclusive on all interested persons.

          Section 16. Miscellaneous.
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          (a) No Right of Employment. Nothing in the Plan shall be construed as
              ----------------------
giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant's employment with the Company.

          (b) ERISA. The Plan is intended to constitute an "employee welfare
              -----
benefit plan" within the meaning of Section 3(1) of ERISA and shall be construed accordingly. No person shall have any vested benefits under the Plan.

          (c) Rules of Construction. As used herein, the masculine gender shall
              ---------------------
be deemed to include the feminine and the singular form shall be deemed to encompass the plural, unless the context requires otherwise. Headings of sections (other than the definitions) are included solely for convenience of reference and shall not govern or control the meaning of the text of the Plan. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

          (d) Tax Withholding. All amounts paid under the Plan shall be subject
              ---------------
to all applicable federal, state and local wage withholding.

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          (e) Amendment and Termination. The Board reserves the right to amend,
              -------------------------
modify or terminate the Plan, in whole or in part, at any time; provided, however, that the Plan may not be amended, modified or terminated at any time in any way, without the consent of the Participant, that would adversely affect the rights of the Participants under the Plan.

          (f) Governing Law. Except as preempted by federal law, the Plan shall
              -------------
be governed by the laws of New York, without giving effect to the conflicts of laws provisions thereof.

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